Exhibit 10.1

Planet Fitness World Headquarters

4 Liberty Lane West | Hampton, NH 03842

p : 603 . 750. 0 001

April 6, 2024

Colleen Keating

Via Electronic Delivery

Dear Colleen,

We are delighted to offer you the opportunity to join the Planet Fitness team! We believe your skills, knowledge and experiences are the right combination for success in the role of Chief Executive Officer. This letter will confirm our offer of employment to you with Pla-Fit Franchise, LLC (the “Company”), under the terms and conditions that follow:

1.	Position and Duties.

You will be employed by the Company, on a full-time basis, as the Chief Executive Officer of the Company and will also serve as the Chief Executive Officer of Parent, reporting to the Board of Directors (the “Board”) of Planet Fitness, Inc. (“Parent”). Your start date is anticipated to be no later than June 10, 2024 (your actual start date, the “Start Date”). You agree to perform the duties of your position and such other duties as may reasonably be assigned to you and, while employed by the Company, to devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and Parent. You also agree to comply at all times with the policies, practices and procedures of the Company and Parent, including, but not limited to, the Planet Fitness Code of Ethics and the Planet Fitness, Inc. Policy for Recoupment of Incentive Compensation. You will be appointed to serve as a member of the Board effective as of the Start Date.

2.	Compensation and Benefits.

Base Salary. The Company will pay you an annualized salary of $1,000,000, paid bi-weekly, subject to applicable withholdings. Your salary will be payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its discretion.

Bonus Compensation. You will be eligible to participate in the Planet Fitness Corporate Bonus Plan. You will be eligible to earn an annual bonus, with an initial target bonus opportunity of 150% of your annual base salary (the “Target Bonus”). The amount of any such bonus will be determined by the Board or the Compensation Committee in its sole discretion based on your performance and that of the Company against goals established by the Board or the Compensation Committee for the applicable performance period. For 2024, your annual bonus will not be prorated for your period of active service during the year. In order to be

planetfitness.com

Planet Fitness World Headquarters

4 Liberty Lane West | Hampton, NH 03842

p : 603 . 750. 0 001

eligible for a bonus payout, you must be employed by the Company on the date that the bonus is paid. The Company retains the right to modify its bonus plans at any time; provided, that any such modifications shall not reduce the Target Bonus.

Sign-On Bonus. You will be eligible to receive a one-time cash bonus of $500,000 (the “Sign-On Bonus”), payable on the first regular Company payroll date following the first anniversary of the Start Date, subject to your continued employment through such anniversary. In the event of your Involuntary Termination (as such term is defined in Parent’s Executive Severance and Change in Control Policy (the “Severance Policy”)) prior to the first anniversary of the Start Date, in addition to all amounts due under the Severance Policy, you will also be entitled to payment of the Sign-On Bonus in connection with such Involuntary Termination, subject to your entering into an effective and irrevocable Separation Agreement (as such term is defined in the Severance Policy).

Initial Long Term Incentive Award. On or soon after your Start Date, you will be granted a long term incentive award having a target fair value of approximately $4,000,000, which will be comprised of 50% restricted stock units and 50% performance share units (with the actual number of restricted stock units and performance share units to be determined by dividing $4,000,000 by the closing price of a share of Parent’s Class A common stock on the trading day immediately prior to the Start Date, rounded down to the nearest whole share). The restricted stock unit grant will vest as to 33 1/3% of the shares underlying the award on the first three anniversaries of the grant date, subject to your continued employment through the applicable vesting date. The performance share unit grant will vest as to 100% of the shares underlying the award on the third anniversary of the grant date, subject to the achievement of defined performance metrics and your continued employment through the vesting date.

Make-Whole Long Term Incentive Award. In recognition of the equity that you will forfeit upon the termination of employment with your current employer, on or soon after the Start Date, you will be granted a special long term incentive award (the “Make-Whole Long Term Incentive Award”) having a target fair value of approximately $5,000,000 and comprised of 100% restricted stock units (with the actual number of restricted stock units to be determined by dividing $5,000,000 by the closing price of a share of Parent’s Class A common stock on the trading day immediately prior to the Start Date, rounded down to the nearest whole share). The Make-Whole Long Term Incentive Award will vest as to 50% of the shares underlying the award on the first two anniversaries of the grant date, subject to your continued employment through the applicable vesting date. In the event of your Involuntary Termination prior to the first anniversary of the Start Date, in addition to all amounts due under the Severance Policy, the Make-Whole Long Term Incentive Award will vest in full upon such termination of employment, subject to your entering into an effective and irrevocable Separation Agreement.

The Make-Whole Long Term Incentive Award and other long term incentive awards referenced above or granted to you during your employment with the Company will be governed by, and subject to the terms of, Parent’s 2015 Omnibus Incentive Plan, as amended, or any successor plan (the “Plan”), the award agreement evidencing the award, and the Severance Policy, as applicable, and such awards will be subject to the guidelines and stock ownership requirements of the Company and Parent.

planetfitness.com

Planet Fitness World Headquarters

4 Liberty Lane West | Hampton, NH 03842

p : 603 . 750. 0 001

Annual Incentive Awards. Commencing in 2025, you will be eligible to receive annual long term incentive awards under the Plan. Your eligibility to receive long term incentive awards, and the terms of any such awards, will be in the discretion of, and subject to approval by, the Board or the Compensation Committee. Notwithstanding the foregoing, subject to your continued employment through the date annual long-term incentive awards are made by the Board or the Compensation Committee, you will be eligible to receive an annual long term incentive award as part of the 2025 annual equity grant made to employees of the Company having a target fair value of approximately $4,000,000.

Relocation Assistance. The company will provide relocation expense assistance for your relocation to the Hampton, New Hampshire area up to a maximum reimbursement of $100,000.

Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this offer letter. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

Paid Vacation Time. You are eligible for a vacation benefit of five (5) weeks of vacation time per calendar year, prorated per your date of hire and accrued on a bi-weekly basis. The Company’s Paid Time-Off Policy is available upon request.

Business Expenses. The Company will reimburse you for all reasonable business-related expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to policies established by the Company. The Company shall pay, directly to your counsel and within fifteen (15) days following the execution of this offer letter and submission of customary supporting documentation, reasonable legal fees associated with negotiating this offer letter, up to a maximum reimbursement of $35,000.

3.	Confidential Information and Restricted Activities.

Planet Fitness believes in the protection of confidential and proprietary information. Consequently, you will be required, as a condition of your employment with the Company, to sign a Confidentiality, Non-Competition and Inventions Agreement, a copy of which is attached for your review and signature.

4.	At-Will Employment.

By signing below, you acknowledge that you will be employed by the Company on an at-will basis, which means that both you and the Company will retain the right to terminate the employment relationship at any time, with or without notice or cause. This offer letter is not meant to constitute a contract of employment for a specific duration or term. Although your job duties, title, compensation and benefits, as well as the

planetfitness.com

Planet Fitness World Headquarters

4 Liberty Lane West | Hampton, NH 03842

p : 603 . 750. 0 001

Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Board.

5.	Termination of Employment - Severance Payments.

In the event of your Involuntary Termination, you will be entitled to the benefits set forth in the Severance Policy, subject to the terms and conditions thereof.

6.	Section 409A.

Each payment made under this offer letter is intended to be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

7.	Work Eligibility.

This offer is contingent upon proof of eligibility to work legally in the United States. Furthermore, by signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

8.	Contingent Offer.

This offer is contingent upon our satisfactory completion of references and a background check. We may rescind this offer at any time, with or without notice or cause, for any or no reason, in our sole discretion.

planetfitness.com

Planet Fitness World Headquarters

4 Liberty Lane West | Hampton, NH 03842

p : 603 . 750. 0 001

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to McCall Gosselin, Chief Corporate Affairs Officer by Monday, April 8, 2024. We look forward to having you lead the Planet Fitness team! Welcome!

Sincerely,

/s/ Stephen Spinelli, Jr.

Dr. Stephen Spinelli

Board of Directors Chair

PLA-FIT FRANCHISE, LLC

Accepted and Agreed:

4/7/2024

By:	/s/ Colleen Keating
Colleen Keating

planetfitness.com

CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION AGREEMENT

I, the undersigned, acknowledge the importance to Planet Fitness Holdings, LLC and its parents, subsidiaries and Affiliates (collectively referred to as the “Company”), of protecting its confidential information and other legitimate business interests, including without limitation the valuable trade secrets and good will that it has developed or acquired. I also acknowledge that the Company is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its confidential information and industry reputation, and that the Company’s practice of obtaining agreements such as this one is both known to me and reasonable. Therefore, in consideration of my initial and/or ongoing employment with the Company and my being granted access to trade secrets and other confidential information of the Company and its franchisees, I agree as follows:

1.	Loyalty and Conflicts of Interest

1.1.

Duty of Loyalty. I agree that, during my employment, I will devote my full working time and my best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of my duties and responsibilities on their behalf.

1.2.	Compliance with Company Policy. I agree to comply with all policies, practices and procedures of the Company, as these may be implemented and/or changed by the Company from time to time.

2.	Confidentiality

2.1.

Non-disclosure and Non-use of Confidential Information. I agree that all Confidential Information, as defined below, which I create or to which I have access as a result of my employment and other associations with the Company and its franchisees is and shall remain the sole and exclusive property of the Company and its franchisees. I agree that, except as required for the proper performance of my regular duties for the Company, as expressly authorized in writing in advance by a duly authorized officer of the Company, or as required by applicable law, I will never, directly or indirectly, use or disclose any Confidential Information. I understand and agree that this restriction shall continue to apply after the termination of my employment for any reason. Further, I agree to furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agree to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

2.2.

Use and Return of Documents. I agree that all documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its franchisees and any copies or derivatives (including without limitation electronic), in whole or in part, thereof (the “Documents” and each individually, a “Document”), whether or not prepared by me, shall be the sole and exclusive property of the Company or its franchisee, as applicable. Except as required for the proper performance of my regular duties for the Company and/or as expressly authorized in writing in advance by the Company, I will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. I will safeguard, and return to the Company immediately upon termination of my employment, and/or at such other times as may be specified by a duly authorized officer of the Company, all Documents and other property of the Company or any of its franchisees, and all documents, records and files of its customers, subcontractors, vendors and suppliers (“Third-Party Documents” and each individually a “Third-Party Document”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in my possession or control; provided, however, if a Document or Third-Party Document is on electronic media, I may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media (e.g., a properly formatted disk) to the Company and delete and overwrite all other electronic media copies thereof. I further agree that, upon termination of my employment, and/or at such other times as may be specified by a duly authorized officer of the Company, I will disclose all passwords necessary to enable the Company to obtain, or that would assist them in obtaining, access to the Documents and Third-Party Documents.

2.3.

I acknowledge that I am aware that Confidential Information may relate to publicly traded securities. I am aware of the restrictions imposed by applicable securities laws restricting trading in securities while in possession of material non-public information and on communication of such information when it is reasonably foreseeable that the recipient is likely to trade such securities, in reliance on such information. I agree not to trade, either directly or through other persons or entities based on the Confidential Information in a manner that would violate the securities law of any applicable jurisdiction, including, without limitation, the United States securities laws.

2.4.

I understand that nothing in this Agreement limits, restricts or in any other way affects my communication with any governmental agency or entity, or communication with any official or staff person of a governmental agency, concerning matters relevant to the governmental agency or entity (or requires me to provide prior notice to the Company or any of its franchisees of the same). In addition, I recognize that an action that would otherwise count as trade secret misappropriation will be immunized if the disclosure (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; provided that, notwithstanding this immunity from liability, I understand that I may be held liable if I unlawfully access trade secrets by unauthorized means.

3.	Intellectual Property and Inventions

I assign and agree to assign to the Company (or as otherwise directed by the Company) my full right, title and interest in and to all Intellectual Property, as defined below. I further agree to waive and hereby do waive all claims to moral and other rights I may have in any Intellectual Property. Any works of authorship created by me in the course of my employment shall be “works made for hire” and shall, upon creation, belong exclusively to the Company.

4.	Restricted Activities

4.1.

While I am employed by the Company and during the twelve (12) month period immediately following termination of my employment, regardless of the reason therefor (the “Restricted Period”), I shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company in any geographic area in which the Company does business (the “Restricted Area”) or undertake any planning for any business competitive with the Company in the Restricted Area. Specifically, but without limiting the foregoing, I agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company, as conducted or in planning during my employment with the Company, anywhere in the Restricted Area.

4.2.	During the Restricted Period:

4.2.1.

I will not directly or indirectly (i) solicit or encourage any customer or franchisee of the Company to terminate or diminish its relationship with it; or (ii) seek to persuade any such customer or franchisee to conduct with anyone else any business or activity which such customer or franchisee conducts or could conduct with the Company; provided, however, that these restrictions shall apply only (i) with respect to those Persons who are or have been a customer or franchisee of the Company at any time within the immediately preceding two year period and (ii) if I have performed work for such Person during my employment with the Company or been introduced to, or otherwise had contact with, such Person as a result of my employment or other associations with the Company or have had access to Confidential Information which would assist in my solicitation of such Person.

4.2.2.

I will not, and will not assist any other Person to, (i) hire or solicit for hiring any employee of the Company or seek to persuade any employee of the Company to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or diminish his, her or its relationship with it. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company is any person who was such at any time within the two years preceding any such solicitation or hiring.

5.	Enforcement of Covenants

In signing this Agreement, I give the Company assurance that I have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on me under paragraphs 2, 3 and 4. I agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. I further agree that, were I to breach any of the covenants contained in paragraphs 2, 3 or 4, the damage to the Company would be irreparable. I therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by me of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in paragraph 4, I further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by me of any of the covenants contained in paragraph 2 or 4. The Company and I further agree that, in the event that any provision of paragraph 4 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company shall operate to excuse me from the performance of my obligations under paragraphs 2, 3 and 4.

6.	Cooperation

I agree that, at the time my employment ends, I will cooperate with the Company to assure a smooth transition of my duties and responsibilities. If requested to do so by the Company, either during or after my employment with the Company, I agree to sign a certificate in which I confirm that I have complied with the requirements of this Agreement and/or that I am aware that certain restrictions imposed upon me by this Agreement continue after the termination of my employment with the Company. I understand, however, that my rights and obligations under this Agreement will continue even if I do not sign such a certificate.

7.	Definitions

Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this paragraph and as provided elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the relevant Person, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means any and all information of the Company or any of its franchisees, whether or not in writing, that is not generally known by others with whom the Company or any of its franchisees competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Company or any of its franchisees, including but not limited to (a) all proprietary information of the Company and any of its franchisees, including but not limited to the products and services, technical data, methods, processes, know-how, developments and inventions of the Company or a franchisee, (b) the development, research, testing, marketing and financial activities and strategic plans of the Company or a franchisee, (c) the manner in which the Company or a franchisee operates, (d) the costs and sources of supply of the Company or a franchisee, (e) the identity and special needs of the customers, prospective customers and subcontractors of the Company or a franchisee, and (f) the people and organizations with whom the Company or a franchisee has business relationships and the substance of those relationships. Confidential Information also includes any information that the Company or a franchisee may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable, copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by me (whether alone or with others, and whether or not during normal business hours or on or off Company premises) during the period of my employment that relate in any way to the business, products or services of the Company or a franchisee, or to any prospective activity of the Company or a franchisee, or which make use of the Confidential Information or of facilities or equipment of the Company or a franchisee.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

8.	Compliance with Other Agreements and Obligations

I represent and warrant that my employment by the Company and the execution and performance of this Agreement will not breach or be in conflict with any other agreement to which I am a party or am bound, and that I am not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of my obligations hereunder or my duties and responsibilities to the Company, except as I have disclosed in writing to the Company no later than the time I return an executed copy of this Agreement. I will not disclose to or use on behalf of the Company, or induce the Company to possess or use, any confidential or proprietary information of any previous employer or other third party without that party’s consent.

9.	Entire Agreement; Severability; Modification

This Agreement sets forth the entire agreement between me and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof; provided, however, that this Agreement shall not terminate or supersede any additional obligations I may have pursuant to any other agreement or under applicable law with respect to confidentiality, assignment of rights to intellectual property or the like. In the event of conflict between this Agreement and any prior agreement between me and the Company, this Agreement shall govern. The provisions of this Agreement are severable. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, shall operate to excuse my obligation to fulfill the requirements of paragraphs 2, 3 and 4. No deletion, addition, marking, notation or other change to the body of this Agreement shall be of any force or effect, and this Agreement shall be interpreted as if such change had not been made. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and an expressly authorized officer of the Company. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purpose of other surviving provisions. It is agreed and understood that no claimed breach of any agreement or violation of law by the Company, or change to the nature or scope of my employment or other relationship with the Company shall operate to extinguish my obligations hereunder or require that this Agreement be re-executed.

10.	Assignment

Neither the Company nor I may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without my consent (a) in the event that I am transferred to a position with an Affiliate of Planet Fitness Holdings, LLC or (b) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any third party or transfer to any third party all or substantially all of the business, properties or assets of the Company or any division or line of business of the Company with which I am at any time associated. This Agreement shall inure to the benefit of and be binding upon me and the Company, and each of our respective successors, executors, administrators, heirs, representatives and permitted assigns.

11.	At-Will Employment

I acknowledge and agree that this Agreement does not in any way obligate the Company to retain my services for a fixed period or at a fixed level of compensation; nor does it in any way restrict my right or that of the Company to terminate my employment at any time, at will, with or without notice or cause.

12.	Successors

I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company, and any successor or permitted assign to whose employ I may be transferred, without the necessity that this Agreement be re-executed at the time of such transfer.

13.	Choice of Law

This is a New Hampshire contract and shall be governed by and construed in accordance with the laws of the State of New Hampshire, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of this Agreement, the parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in and of the State of New Hampshire. The parties each agree to bring any lawsuit arising in whole or in part under or in connection with this Agreement only in the courts with jurisdiction over Portsmouth, New Hampshire.

14.	Notice

Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board of Directors, or to such other address as either party may specify by notice to the other actually received.

15.	Acknowledgement of Understanding

In signing this Agreement, I acknowledge that the Company provided me with a copy of this Agreement before my acceptance of the offer of employment; that I have read and understood all of its terms; that I have had a full and reasonable opportunity to consider its terms and to consult with any person of my choosing before signing; that I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement; and that I have signed this Agreement knowingly and voluntarily.

Intending to be legally bound hereby, I have signed this Agreement under seal as of the day and year written below.

Signature:	/s/ Colleen Keating
Printed Name:	Colleen Keating
Date: 4/7/2024